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EXHIBIT 10.9.3

CONSULTING AND RELEASE AGREEMENT

    CONSULTING AND RELEASE AGREEMENT ("Agreement"), made this 12th day of September 2000, and effective as of April 1, 2000, by and between HCC Industries Inc. (the "Company"), on the one hand, and Andrew Goldfarb ("Executive"), on the other hand (each a "Party," and together, the "Parties").

WITNESSETH:

    WHEREAS, Executive is employed by the Company as its Chairman and Chief Executive Officer pursuant to the terms of an employment agreement dated February 14, 1997 (the "Employment Agreement"), a copy of which is annexed hereto as Exhibit A; and

    WHEREAS, the Parties intend for the term of the Employment Agreement to have continued through March 31, 2000, so that the parties may provide a smooth and orderly transition of Executive's responsibilities to Robert Rau as Chairman and acting Chief Executive Officer, and until a succession plan for the Company is finalized; and

    WHEREAS, the Parties wish to resolve amicably any and all matters arising out of or relating in any way to their relationship and to enter into a new contractual arrangement effective as of April 1, 2000, whereby Executive shall provide services to the Company as a consultant; and

    WHEREAS, the Parties have executed an amended stockholders' agreement dated as of September 12, 2000 (the "Amended Stockholders' Agreement"), a copy of which is annexed hereto as Exhibit B.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

    1.  (a)  Executive's employment with the Company shall cease effective March 31, 2000, and as of April 1, 2000, Executive shall continue to be employed by the Company as a consultant for a period of up to three (3) years, as set forth below in paragraph 3(b) (the "Consulting Period").

      (b) During the Consulting Period, Executive shall, at reasonable times and places, taking into account any other employment or activities Executive may then have, be available to consult with and advise the managers, officers, directors and other representatives of the Company on any subjects that were within Executive's scope of duties during his employment with the Company. Notwithstanding anything to the contrary herein, Executive agrees to refrain from engaging in any activity that does, will or could reasonably conflict with the best interests of the Company during the Consulting Period.

      (c) Executive shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner, except as may be authorized in writing by an officer of the Company, and shall not make any contrary representation to any third party. Without in any way limiting the generality of the foregoing, Executive shall have no right or authority to accept service of legal process on behalf of the Company.

    2.  This Agreement shall become effective on the eighth (8th) day after the date of its execution by Executive, provided that Executive does not revoke his consent to the Agreement as provided in paragraph 6 below (the "Effective Date").

    3.  In consideration of Executive's promises in this Agreement, including the Release set forth below in paragraphs 4 and 5, the Company agrees:

      (a) to pay Executive a Base Salary (as such term is defined in the Employment Agreement) through March 31, 2000, less applicable withholding and deductions, in accordance with the Company's regular payroll practices.

      (b) to pay Executive consulting fees in the amount of one-twenty-fourth (1/24) of Executive's Base Salary per month, for a period of twenty four (24) months (i.e., through April 1, 2002) (the "Initial Consulting Period"). The Company may, in its sole discretion, by written notice to Executive on or before January 1, 2002, extend the Initial Consulting Period for an additional twelve (12) months (i.e., through April 1, 2003) (the "Extended Consulting Period," together with the Initial Consulting Period, the "Consulting Period"), at the same monthly rate.

      (c) to permit Executive to participate in the Company's medical plans during the Consulting Period and in the event that the Initial Consulting Period is not extended and Executive elects to continue coverage under COBRA, the Company shall pay the costs of such COBRA premiums for a twelve-month period, in each case, in accordance with the terms and conditions of such plans and as such plans may be amended from time to time. Except for the foregoing, Executive shall not be entitled to, and shall make no claim to, any rights or fringe benefits afforded to the Company's employees, including but not limited to participation or continuation in any employee benefit plans, executive compensation arrangements or policies applicable to employees of the Company or any of its parents, subsidiaries or affiliates, as of March 31, 2000.

      (d) to provide Executive with a computer, phone and facsimile services at his primary residence during the Consulting Period.

      (e) to transfer the lease on Executive's car to Executive.

      (f)  to reimburse Executive for reasonable travel (first-class), entertainment or other expenses incurred on behalf of the Company in connection with the performance of Executive's duties during the Consulting Period, provided that, (1) any such expenses be either specifically authorized by the Company or incurred in accordance with Company policies, and (2) Executive furnishes the Company with evidence relating to such expenses as the Company requires to substantiate such expenses for tax and accounting purposes.

    Executive also represents that he has been paid for all accrued but unused vacation time.

    Executive acknowledges and agrees that, in the event that he revokes this Agreement pursuant to paragraph 6 below, he shall have no right to receive any of the payments hereunder. The amounts referred to in this paragraph 3 are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present of the Company or any of its parents, subsidiaries and affiliates, including but not limited to the Employment Agreement. Moreover, Executive further acknowledges that following his receipt of the payments set forth in this paragraph 3, the Company shall have no further obligations to him as an employee, consultant or executive of the Company, and he shall have no right to further payments, with respect to his employment with the Company or the separation thereof.

    4.  (a)  In consideration of the Company's promises in this Agreement, including the promises set forth in paragraph 3 above, Executive knowingly and voluntarily releases and forever discharges the Company, Windward Capital Partners, L.P., Windward Capital Associates, Inc., Windward/Park HCC L.L.C., Windward/Merban, L.P., Windward Capital Associates, L.P., HCC Industries, L.P., and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them Executive or his executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Agreement is executed by Executive, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Release").

      (b) This Release includes, without limitation, any rights or claims relating in any way to Executive's employment relationship with the Company or any of the Releasees, or the separation thereof, or arising under any statute or regulation, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, the California Fair Employment and Housing Act, the California Labor Code, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Releasees; provided that, (i) nothing contained herein shall (1) operate to waive or release any vested rights Executive may have under the Company's 401K plan, (2) impair any rights Executive may have in connection with any vested Contingent Payment Notes as set forth in the Stock Purchase and Sale Agreement dated December 23, 1996, as amended, (3) impair any rights Executive may have as a shareholder based upon events occurring subsequent to the date Executive signs this Agreement, (4) impair any rights Executive may have to indemnification under the Certificate of Incorporation or Bylaws of the Company or Section 2.8 of the Employment Agreement, or (5) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Agreement, Section 2.8 of the Employment Agreement, the Contingent Payment Notes or the Amended Stockholders Agreement; and (ii) in the event the Company files or otherwise commences any claim, demand, cause of action or proceeding against Executive, Executive shall be permitted, notwithstanding the Release, to assert any counterclaim against the Company that is related to the subject matter of any such claim, demand, cause of action or proceeding.

      (c) The Board of Directors of the Company unanimously represents and warrants to Executive, after inquiry of the Company's officers, that it is not aware of any basis for any claim, demand, proceeding or cause of action against Executive. The Company further agrees that, with respect to any matters arising between February 14, 1997 and before December 23, 1999, it shall not be entitled to make or bring any claim, demand, proceeding or cause of action against Executive after the earlier of the appropriate statute of limitations period or August 15, 2001.

      (d) Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this paragraph 4. Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this paragraph 4.

    5.  In order to provide a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against any of the Releasees and that this Agreement extinguishes those claims. Executive expressly waives all rights under California Civil Code Section 1542 or any statute or common law principle of similar effect in any jurisdiction. Section 1542 states as follows:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF

  EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which he may have and which he does not now know or suspect to exist in his favor against any of the Releasees and that this Agreement extinguishes those claims.

    6.  Executive acknowledges and represents that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement and that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release set forth in paragraphs 4 and 5 above, although Executive may sign and return it sooner if he so desires. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in writing, signed by Executive and received by the Company no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) day of the revocation period. Executive further acknowledges and agrees that, in the event that he revokes this Agreement, it shall have no force or effect, and he shall have no right to receive any payment hereunder. Executive understands and agrees that the Company is under no obligation to offer the payments set forth in paragraph 3 above, and that he is under no obligation to consent to the Release set forth in paragraphs 4 and 5 above. Executive represents that he has read this Agreement, including the Release set forth in paragraphs 4 and 5 above, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

    7.  The Parties agree that the following provisions of the Employment Agreement shall survive Executive's separation of employment and remain in full force and effect throughout the Consulting Period and for such further period as is provided in the Employment Agreement: Section 2.8 ("Indemnity"); Section 3.4.7 ("Cooperation"); Section 4.1 ("Confidential Information, etc.") and subsections thereof; Section 4.2 ("Work Product") and subsections thereof; Section 4.4 ("Assistance in Litigation"); Section 4.5 ("Withholding Taxes"); Section 5.1 ("Dispute Resolution"); Section 5.2 ("Rights and Remedies Upon Breach") and subsections thereof; Section 5.3 ("Prevailing Party"); and Section 6.9 ("Representation by Counsel; Interpretation").

    8.  During the Consulting Period and for a two (2) year period thereafter, Executive shall not render services, advice or financing directly or indirectly for any business enterprise that competes directly or indirectly with the Company in the business of designing, manufacturing, servicing, distributing and selling hermetic seals, including, among others, glass to metal seals, in, among others, the automotive, defense, aviation, aerospace, petrochemical, telecommunications and process control industries in any county in the State of California, the names of all of which are deemed hereby to be specifically included herein by this reference, throughout the United States and North America, and anywhere else in the world where the Company has operations or conducts business. In the event Executive commits a breach of this paragraph 8 or of Section 4.1 of the Employment Agreement and subsections thereof ("Confidential Information, etc."), in addition to any and all other remedies available to the Company, Executive shall have no right to any further payments under this Agreement, and the Release set forth in paragraphs 4 and 5 above shall remain in full force and effect.

    9.  Executive agrees that this Agreement and the negotiation of this Agreement shall remain confidential and shall not be disclosed to any person, except (a) to Executive's immediate family and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; or (c) as may be required by law or in any proceeding to enforce this Agreement. In the case of any disclosure to immediate family or a legal or tax advisor, Executive shall require any person receiving such information to maintain its confidentiality.

    10. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions or parts thereof of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions or parts thereof contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

    11. This Agreement, together with the Amended Stockholder's Agreement, sets forth the entire agreement and understanding of the Parties and merges and supersedes all prior discussions, agreements, arrangements and understandings of every kind and nature, written or oral, between the Parties, including, but not limited to, the Employment Agreement (except as set forth in paragraph 7 above). No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in writing, signed by Executive and the Company.

    12. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:	HCC Industries Inc. 4232 Temple City Boulevard Rosemead, California 91770 Attention: Chief Executive Officer
with a copy to:	Windward Capital Partners, L.P. 1177 Avenue of the Americas 42nd Floor New York, New York 10036 Attention: Thomas J. Sikorski
and	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Howard L. Ellin, Esq.
If to Executive:	Andrew Goldfarb

or at such other address as shall be indicated to either Party in writing. Notice of change of address shall be effective only upon receipt.

    13. The failure of either Party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such Party to enforce the same. Waiver by either Party hereto of any breach or default by the other Party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any Party to this Agreement because that Party drafted or caused that Party's legal representative to draft any of its provisions.

    14. This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its conflict of law rules. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    15. The Company's offer to Executive of this Agreement and the payments set forth herein is not intended to, and shall not be construed as, any admission of liability to Executive or of any improper conduct on the part of the Company or any of the Releasees.

    16. Executive shall neither assign any rights nor delegate any personal duties under this Agreement, except with the express written consent of the Company which consent may be withheld by the Company in its sole and absolute discretion.

    THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH READ THIS AGREEMENT AND UNDERSTAND ITS TERMS. BY SIGNING THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ENTER INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, THAT THEY HAVE HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF THEIR CHOICE, AND THAT THEY DO NOT RELY, AND HAVE NOT RELIED, ON ANY FACT, REPRESENTATION, STATEMENT OR ASSUMPTION OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

HCC INDUSTRIES INC.		EXECUTIVE
By:
	Christopher H. Bateman Vice President	Andrew Goldfarb

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  EXHIBIT 10.9.3
CONSULTING AND RELEASE AGREEMENT